CUMBERLAND RESOURCES LTD.
 Suite 950 – 505 Burrard Street

Box 72, One Bentall Centre
Vancouver, British Columbia, V7X 1M4
(604) 608-2557

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Shareholders of Cumberland Resources Ltd. (hereinafter called the "Company") will be held at the Stanley Room, at the Hyatt Regency Hotel, 34th Floor, 655 Burrard Street , Vancouver, British Columbia, on Thursday, the 10th day of June, 2004 at the hour of two o'clock in the afternoon (local time), for the following purposes:

1.

To receive the letter to the shareholders.

2.

To receive the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2003 (with comparative statements relating to the preceding fiscal period) together with the report of the auditors therein;

3.

To appoint the auditors and to authorize the directors to fix their remuneration;

4.

To fix the number of directors at eight;

5.

To elect two directors, and to fix their terms of office;

6.

In March of 2004 the Province of British Columbia enacted a new Business Corporations Act and repealed the former Company Act and, accordingly, the shareholders are being asked to pass special resolutions to alter the required threshold for special resolutions from 75% to 66%, to approve new articles for the Company and to alter the Company’s share capital, all as described in the accompanying Information Circular;

7.

To consider and, if thought fit, to approve an ordinary resolution amending the Company’s stock option plan, as more particularly described in the accompanying Information Circular; and

8.

To transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Accompanying this Notice is the Company's 2004 Annual Report (containing the Company's audited consolidated financial statements for the fiscal year ended December 31, 2003), including Management's Discussion and Analysis of Operating Results, as well as an Information Circular, a form of Proxy and an Annual Return Form.  The accompanying Information Circular provides information relating to the matters to be addressed at the meeting and is incorporated into this Notice.

Shareholders are entitled to vote at the Meeting either in person or by proxy.  Those who are unable to attend the meeting are requested to read, complete, sign and mail the enclosed form of proxy in accordance with the instructions set out in the proxy and in the Information Circular accompanying this Notice.  Please advise the Company of any change in your mailing address.

DATED at Vancouver, British Columbia, this 30th day of April, 2004.

BY ORDER OF THE BOARD

“Kerry M. Curtis”

President and Chief Executive Officer